Exhibit 99.2
For Immediate News Release
April 24, 2019

AVALONBAY COMMUNITIES, INC. ANNOUNCES
FIRST QUARTER 2019 OPERATING RESULTS

(Arlington, VA) AvalonBay Communities, Inc. (NYSE: AVB) (the “Company”) reported today that Net Income Attributable to Common Stockholders for the three months ended March 31, 2019 was $170,366,000. This resulted in an increase in Earnings per Share – diluted (“EPS”) for the three months ended March 31, 2019 of 19.4% to $1.23 from $1.03 for the prior year period.

Funds from Operations attributable to common stockholders - diluted (“FFO”) per share for the three months ended March 31, 2019 increased 6.5% to $2.31 from $2.17 for the prior year period. Core FFO per share (as defined in this release) for the three months ended March 31, 2019 increased 5.5% to $2.30 from $2.18 for the prior year period.

The following table compares the Company’s actual results for EPS, FFO per share and Core FFO per share for the three months ended March 31, 2019 to its results for the prior year period:

Q1 2019 Results Compared to Q1 2018
	Per Share (1)
	EPS	FFO	Core FFO
Q1 2018 per share reported results	$1.03	$2.17	$2.18
Established and Redevelopment Community NOI	0.12	0.12	0.12
Development and Other Stabilized Community NOI	0.08	0.08	0.07
Capital markets activity	(0.06)	(0.06)	(0.06)
Overhead expense and other	—	—	(0.02)
Joint venture income	—	—	0.01
Gain on sale of real estate and depreciation expense	0.06	—	—
Q1 2019 per share reported results	$1.23	$2.31	$2.30

(1) For additional detail on reconciling items between EPS, FFO and Core FFO, see Attachment 12, table 5.

Established Communities Operating Results for the Three Months Ended March 31, 2019 Compared to the Prior Year Period (a)

For Established Communities, total revenue increased $15,593,000, or 3.5%, to $460,273,000. Operating expenses for Established Communities increased $228,000, or 0.2%, to $128,820,000. NOI for Established Communities increased $15,365,000, or 4.9%, to $331,453,000. Rental revenue for Established Communities increased 3.4% as a result of an increase in Average Rental Rates of 3.5%, partially offset by a decrease in Economic Occupancy of 0.1%.

The following table reflects the percentage changes in rental revenue, operating expenses and NOI for Established Communities for the three months ended March 31, 2019 compared to the three months ended March 31, 2018:

Q1 2019 Compared to Q1 2018
	Rental Revenue (1)(2)	Opex (2)(3)	NOI	% of NOI (4)
New England	3.2%	—%	5.1%	14.2%
Metro NY/NJ	3.2%	1.2%	4.1%	22.2%
Mid-Atlantic	3.2%	0.2%	4.5%	16.0%
Pacific NW	4.8%	(3.5)%	8.5%	5.6%
No. California	3.5%	(2.0)%	5.2%	21.1%
So. California	3.7%	1.9%	4.4%	20.9%
Total	3.4%	0.2%	4.9%	100.0%

(1) See Attachment 4, Quarterly Rental Revenue and Occupancy Changes, for additional detail.
(2) 2018 results have been adjusted to reflect uncollectible lease revenue as an adjustment to revenue. See Attachment 12, table 1.
(3) See Attachment 6, Operating Expenses ("Opex"), for discussion of variances.
(4) Represents % of total NOI for Q1 2019 in the presented regions, including amounts related to communities that have been sold or that are classified as held for sale.

(a) Historically, the Company presented charges related to uncollectible lease revenue in operating expenses. With the Company’s adoption of ASU 2016-02, Leases, the Company is presenting such charges as an adjustment to revenue in its consolidated GAAP financial statements on a prospective basis, beginning with the three months ended March 31, 2019. However, for reported segment financial information, including for Established Communities, the Company has also included such charges as an adjustment to revenue for all prior year periods presented in order to provide comparability. Refer to Attachment 12, table 1, for additional detail and a reconciliation.
Copyright © 2019 AvalonBay Communities, Inc. All Rights Reserved

Development Activity

During the three months ended March 31, 2019, the Company completed the development of two communities:

•	Avalon at the Hingham Shipyard II, located in Hingham, MA; and

•	Avalon Sudbury, located in Sudbury, MA.

These communities contain an aggregate of 440 apartment homes and were constructed for an aggregate Total Capital Cost of $152,000,000.

At March 31, 2019 (excluding 15 West 61st Street, which is expected to be developed for a Total Capital Cost of $620,000,000), the Company had 19 Development Communities under construction that in the aggregate are expected to contain 6,170 apartment homes and 87,000 square feet of retail space. Estimated Total Capital Cost at completion for these Development Communities is $2,233,000,000.

The projected Total Capital Cost of Development Rights at March 31, 2019 increased to $4.2 billion from $4.1 billion at December 31, 2018.

Acquisition Activity

During the three months ended March 31, 2019, the Company acquired the Ridge at Wheatlands, located in Aurora, CO, containing 338 apartment homes for a purchase price of $91,250,000.

Disposition Activity

During the three months ended March 31, 2019, the Company sold Oakwood Arlington, a wholly-owned operating community, located in Arlington, VA. Oakwood Arlington contains 184 apartment homes and was sold for $70,000,000, resulting in a gain in accordance with GAAP of $16,382,000 and an Economic Gain of $6,183,000.

In April 2019, the Company sold Archstone Toscano, located in Houston, TX. Archstone Toscano contains 474 apartment homes and was sold for $98,000,000.

Liquidity and Capital Markets

In February 2019, the Company amended and restated its unsecured revolving credit facility to increase its borrowing capacity from $1,500,000,000 to $1,750,000,000. In addition, the term of the credit facility was extended from April 2020 to February 2024. As part of the amendment and restatement, the Company decreased its current borrowing spread over LIBOR to 0.775% from 0.825%, and maintained its annual facility fee at 0.125%.

At March 31, 2019, the Company did not have any borrowings outstanding under its $1,750,000,000 unsecured credit facility, and had $195,207,000 in unrestricted cash and cash in escrow.

During the three months ended March 31, 2019, the Company amended and restated its $250,000,000 variable rate unsecured term loan that it originally entered into in February 2017, which consists of two tranches. The first tranche of $100,000,000 matures in February 2022, with stated pricing of LIBOR plus 0.90%, which did not change. The second tranche of $150,000,000 matures in February 2024, with stated pricing of LIBOR plus 0.85%, which decreased from LIBOR plus 1.50%.

In addition, during the three months ended March 31, 2019, the Company sold 755,054 shares of common stock at an average sales price of $198.26 per share, for net proceeds of $147,450,000 under the current continuous equity program established in December 2015.

The Company’s annualized Net Debt-to-Core EBITDAre (as defined in this release) for the first quarter of 2019 was 4.6 times.

Second Quarter Conference Schedule

The Company is scheduled to participate in NAREIT's REITWeek Conference in New York, NY, from June 4 - 6, 2019. During this conference, management may discuss the Company's current operating environment; operating trends; development, redevelopment, disposition and acquisition activity; portfolio strategy and other business and financial matters affecting the Company. Details on how to access related materials will be available beginning June 3, 2019 on the Company's website at http:// www.avalonbay.com/events.

Copyright © 2019 AvalonBay Communities, Inc. All Rights Reserved

Other Matters

The Company will hold a conference call on April 25, 2019 at 1:00 PM ET to review and answer questions about this release, its first quarter 2019 results, the Attachments (described below) and related matters. To participate on the call, dial 888-256-1007 and use conference id: 7961532.

To hear a replay of the call, which will be available from April 25, 2019 at 6:00 PM ET to May 2, 2019 at 6:00 PM ET, dial 888-203-1112 and use conference id: 7961532. A webcast of the conference call will also be available at http://www.avalonbay.com/earnings, and an on-line playback of the webcast will be available for at least seven days following the call.

The Company produces Earnings Release Attachments (the "Attachments") that provide detailed information regarding operating, development, redevelopment, disposition and acquisition activity. These Attachments are considered a part of this earnings release and are available in full with this earnings release via the Company's website at http://www.avalonbay.com/earnings. To receive future press releases via e-mail, please submit a request through http://www.avalonbay.com/email.

In addition to the Attachments, the Company is providing a teleconference presentation that will be available on the Company's website at http://www.avalonbay.com/earnings subsequent to this release and before the market opens on April 25, 2019. These supplemental materials will be available on the Company's website for 30 days following the earnings call.

About AvalonBay Communities, Inc.

As of March 31, 2019, the Company owned or held a direct or indirect ownership interest in 291 apartment communities containing 85,313 apartment homes in 12 states and the District of Columbia, of which 19 communities were under development and nine communities were under redevelopment. The Company is an equity REIT in the business of developing, redeveloping, acquiring and managing apartment communities in leading metropolitan areas primarily in New England, the New York/New Jersey Metro area, the Mid-Atlantic, the Pacific Northwest, and the Northern and Southern California regions of the United States. More information may be found on the Company’s website at http://www.avalonbay.com. For additional information, please contact Jason Reilley, Vice President of Investor Relations, at 703-317-4681.

Forward-Looking Statements

This release, including its Attachments, contains forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. These forward-looking statements, which you can identify by the Company’s use of words such as “expects,” “plans,” “estimates,” “anticipates,” “projects,” “intends,” “believes,” “outlook” and similar expressions that do not relate to historical matters, are based on the Company’s expectations, forecasts and assumptions at the time of this release, which may not be realized and involve risks and uncertainties that cannot be predicted accurately or that might not be anticipated. These could cause actual results to differ materially from those expressed or implied by the forward-looking statements. Risks and uncertainties that might cause such differences include the following, among others: we may abandon development or redevelopment opportunities for which we have already incurred costs; adverse capital and credit market conditions may affect our access to various sources of capital and/or cost of capital, which may affect our business activities, earnings and common stock price, among other things; changes in local employment conditions, demand for apartment homes, supply of competitive housing products, and other economic conditions may result in lower than expected occupancy and/or rental rates and adversely affect the profitability of our communities; delays in completing development, redevelopment and/or lease-up may result in increased financing and construction costs and may delay and/or reduce the profitability of a community; debt and/or equity financing for development, redevelopment or acquisitions of communities may not be available or may not be available on favorable terms; we may be unable to obtain, or experience delays in obtaining, necessary governmental permits and authorizations; expenses may result in communities that we develop or redevelop failing to achieve expected profitability; our assumptions concerning risks relating to our lack of control of joint ventures and our abilities to successfully dispose of certain assets may not be realized; and our assumptions and expectations in our financial outlook may prove to be too optimistic. Additional discussions of risks and uncertainties that could cause actual results to differ materially from those expressed or implied by the forward-looking statements appear in the Company’s filings with the Securities and Exchange Commission, including the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2018 under the heading “Risk Factors” and under the heading “Management’s Discussion and Analysis of Financial Condition and Results of Operations - Forward-Looking Statements” and in subsequent quarterly reports on Form 10-Q.

Copyright © 2019 AvalonBay Communities, Inc. All Rights Reserved

The Company does not undertake a duty to update forward-looking statements, including its expected 2019 operating results and other financial data forecasts contained in this release. The Company may, in its discretion, provide information in future public announcements regarding its outlook that may be of interest to the investment community. The format and extent of future outlooks may be different from the format and extent of the information contained in this release.

Definitions and Reconciliations

Non-GAAP financial measures and other capitalized terms, as used in this earnings release, are defined, reconciled and further explained on Attachment 12, Definitions and Reconciliations of Non-GAAP Financial Measures and Other Terms. Attachment 12 is included in the full earnings release available at the Company’s website at http://www.avalonbay.com/earnings.

Copyright © 2019 AvalonBay Communities, Inc. All Rights Reserved

Avalon Dogpatch
San Francisco, CA

AVA North Point
Cambridge, MA

eaves South Coast
Costa Mesa, CA

FIRST QUARTER 2019

Supplemental Operating and Financial Data

AvalonBay offers three distinct brands – **Avalon**, **AVA** and **eaves by Avalon** - each targeted to different customer segments with unique needs and preferences. This brand portfolio helps us reach new customers and better serve our existing residents.

AvalonBay
COMMUNITIES

 FIRST QUARTER 2019

Supplemental Operating and Financial Data

Table of Contents

Company Profile
Condensed Consolidated Operating Information...........................................................................................................	Attachment 1
Condensed Consolidated Balance Sheets....................................................................................................................	Attachment 2
Sequential Operating Information by Business Segment..............................................................................................	Attachment 3

Market Profile - Established Communities
Quarterly Rental Revenue and Occupancy Changes....................................................................................................	Attachment 4
Sequential Quarterly Rental Revenue and Occupancy Changes..................................................................................	Attachment 5
Operating Expenses ("Opex")........................................................................................................................................	Attachment 6

Development, Joint Venture and Debt Profile
Expensed Community Maintenance Costs and Capitalized Community Expenditures.................................................	Attachment 7
Development Communities............................................................................................................................................	Attachment 8
Future Development......................................................................................................................................................	Attachment 9
Unconsolidated Real Estate Investments......................................................................................................................	Attachment 10
Debt Structure and Select Debt Metrics.........................................................................................................................	Attachment 11

Definitions and Reconciliations
Definitions and Reconciliations of Non-GAAP Financial Measures and Other Terms...................................................	Attachment 12

The following is a "Safe Harbor" Statement under the Private Securities Litigation Reform Act of 1995, Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. The projections and estimates contained in the following attachments, including but not limited to Attachments 8 and 9, are forward-looking statements that involve risks and uncertainties, and actual results may differ materially from those projected in such statements. Risks associated with the Company's development, redevelopment, construction, and lease-up activities which could impact the forward-looking statements are discussed in the paragraph titled "Forward-Looking Statements" in the release that accompanies these attachments. Among other risks, development opportunities may be abandoned; Total Capital Cost of a community may exceed original estimates, possibly making the community uneconomical and/or affecting projected returns; construction and lease-up may not be completed on schedule, resulting in increased debt service and construction costs; and other risks described in the Company's filings with the Securities and Exchange Commission, including the Company's Annual Report on Form 10-K for the fiscal year ended December 31, 2018 and the Company's Quarterly Reports on Form 10-Q for subsequent quarters, could cause actual results to differ materially from such projections and estimates.

Attachment 1
AvalonBay Communities, Inc.
Condensed Consolidated Operating Information
March 31, 2019
(Dollars in thousands except per share data)
(unaudited)

	Q1	Q1
	2019	2018	% Change
Revenue:
Rental and other income (1)	$565,045	$559,906	0.9%
Management, development and other fees	1,139	886	28.6%
Total	566,184	560,792	1.0%
Operating expenses:
Direct property operating expenses, excluding property taxes (1)	102,586	111,405	(7.9)%
Property taxes	61,329	59,896	2.4%
Property management and other indirect operating expenses	20,869	19,852	5.1%
Total operating expenses	184,784	191,153	(3.3)%

Interest expense, net	(47,892)	(55,113)	(13.1)%
Loss on extinguishment of debt, net	(280)	(397)	(29.5)%
General and administrative expense	(13,700)	(14,431)	(5.1)%
Joint venture (loss) income (2)	(1,060)	1,740	N/A
Expensed transaction, development and other pursuit costs, net of recoveries	(1,095)	(800)	36.9%
Depreciation expense	(162,057)	(159,059)	1.9%
Casualty and impairment gain, net	—	58	(100.0)%
Gain on sale of communities	14,835	—	100.0%
Gain (loss) on other real estate transactions	267	(47)	N/A
Net income	170,418	141,590	20.4%

Net (income) loss attributable to noncontrolling interests	(52)	53	N/A
Net income attributable to common stockholders	$170,366	$141,643	20.3%

Net income attributable to common stockholders per common share - basic	$1.23	$1.03	19.4%
Net income attributable to common stockholders per common share - diluted	$1.23	$1.03	19.4%

FFO (3)	$320,288	$300,137	6.7%
Per common share - diluted	$2.31	$2.17	6.5%

Core FFO (3)	$319,876	$301,796	6.0%
Per common share - diluted	$2.30	$2.18	5.5%

Dividends declared - common	$212,166	$203,166	4.4%
Per common share	$1.52	$1.47	3.4%

Average shares and participating securities outstanding - basic	138,738,917	138,183,976	0.4%
Average shares outstanding - diluted	138,832,201	138,153,170	0.5%
Total outstanding common shares and operating partnership units	139,410,722	138,215,780	0.9%

(1)
Historically, the Company presented charges related to uncollectible lease revenue in operating expenses. With the Company’s adoption of ASU 2016-02, Leases, the Company is presenting such charges as an adjustment to revenue in its consolidated GAAP financial statements on a prospective basis, beginning with the three months ended March 31, 2019.

(2)	Joint venture (loss) income includes amounts related to disposition activity as well as amounts earned for the Company's promoted interest.

(3)	See Attachment 12 - Definitions and Reconciliations of Non-GAAP Financial Measures and Other Terms.

Attachment 2

AvalonBay Communities, Inc.
Condensed Consolidated Balance Sheets
March 31, 2019
(Dollars in thousands)
(unaudited)

	March 31,	December 31,
	2019	2018

Real estate	$20,587,049	$20,424,325
Less accumulated depreciation	(4,748,578)	(4,601,447)

Net operating real estate	15,838,471	15,822,878
Construction in progress, including land	1,856,294	1,768,132
Land held for development	104,963	84,712
Real estate assets held for sale, net	76,362	55,208

Total real estate, net	17,876,090	17,730,930

Cash and cash equivalents	62,999	91,659
Cash in escrow	132,208	126,205
Resident security deposits	32,747	31,816
Investments in unconsolidated real estate entities	212,639	217,432
Other assets	323,300	182,158

Total assets	$18,639,983	$18,380,200

Unsecured notes, net	$5,907,327	$5,905,993
Unsecured credit facility	—	—
Notes payable, net	1,132,740	1,134,270
Resident security deposits	60,461	58,415
Other liabilities	802,060	645,672
Total liabilities	7,902,588	7,744,350

Redeemable noncontrolling interests	3,396	3,244
Equity	10,733,999	10,632,606

Total liabilities and equity	$18,639,983	$18,380,200

Attachment 3
AvalonBay Communities, Inc.
Sequential Operating Information by Business Segment (1)
March 31, 2019
(Dollars in thousands, except per home data)
(unaudited)

	Total	Quarter Ended	Quarter Ended
	Apartment	March	December
	Homes	31, 2019	31, 2018
RENTAL REVENUE (2)(3)
Established	61,079	$459,806	$459,215
Other Stabilized (4)	9,242	66,385	63,727
Redevelopment	4,249	31,808	31,939
Development	6,610	3,767	2,277
Total Consolidated Communities	81,180	$561,766	$557,158

OPERATING EXPENSE (3)
Established		$128,820	$127,342
Other Stabilized (4)		21,842	21,213
Redevelopment		9,770	9,738
Development		2,327	1,165
Total Consolidated Communities		$162,759	$159,458

NOI (5)
Established		$331,453	$332,206
Other Stabilized (4)		44,948	42,597
Redevelopment		22,040	22,202
Development		1,443	1,113
Total Consolidated Communities		$399,884	$398,118

AVERAGE REVENUE PER OCCUPIED HOME (6)
Established		$2,614	$2,609
Other Stabilized (4)		$2,580	$2,529
Redevelopment		$2,661	$2,655

ECONOMIC OCCUPANCY (6)
Established		96.0%	96.1%
Other Stabilized (4)		94.2%	94.4%
Redevelopment		93.8%	94.4%

ESTABLISHED COMMUNITIES TURNOVER (7)
Current year period / Prior year period		41.5% / 43.9%	42.3% / 45.2%

(1)	Includes consolidated communities and excludes amounts related to communities that have been sold or that are classified as held for sale.
(2)	Rental revenue excludes non-qualified REIT income and business interruption insurance proceeds.
(3)
Q4 2018 results have been adjusted to reflect uncollectible lease revenue as a reduction of revenue for comparable presentation to the Q1 2019 results. See Attachment 12, tables 1 and 2, for additional detail and reconciliations.

(4)
Results for these communities for quarters prior to January 1, 2019 may reflect community operations prior to stabilization, including periods of lease-up, such that occupancy levels are below what would be considered stabilized.

(5)	See Attachment 12 - Definitions and Reconciliations of Non-GAAP Financial Measures and Other Terms.
(6)	For per home rent projections and Economic Occupancy for Development Communities currently under construction and/or completed in Q1 2019, see Attachment 8 - Development Communities.
(7)	Turnover represents the annualized number of units turned over during the period, divided by the total number of apartment homes for Established Communities for the respective reporting period.

ESTABLISHED COMMUNITIES LIKE-TERM EFFECTIVE RENT CHANGE (5)

	Q1 2019	Q1 2018
New England	2.6%	1.6%
Metro NY/NJ	2.0%	0.2%
Mid-Atlantic	1.9%	0.4%
Pacific NW	2.5%	0.4%
No. California	3.2%	2.5%
So. California	2.3%	3.2%
Total	2.4%	1.6%

Attachment 4
AvalonBay Communities, Inc.
Quarterly Rental Revenue and Occupancy Changes - Established Communities (1)
March 31, 2019
(unaudited)

	Apartment Homes	Average Rental Rates (2)			Economic Occupancy			Rental Revenue ($000s)
												% Change
		Q1 19	Q1 18	% Change	Q1 19	Q1 18	% Change	Q1 19	Q1 18	% Change		incl. Redev (3)
New England
Boston, MA	7,201	$2,633	$2,542	3.6%	95.2%	95.3%	(0.1)%	$54,131	$52,300	3.5%		3.5%
Fairfield, CT	1,677	2,352	2,305	2.0%	96.4%	96.7%	(0.3)%	11,409	11,214	1.7%		1.5%
New England	8,878	2,580	2,497	3.3%	95.4%	95.5%	(0.1)%	65,540	63,514	3.2%		3.2%

Metro NY/NJ
New York City, NY	3,058	3,745	3,624	3.3%	95.5%	95.6%	(0.1)%	32,795	31,766	3.2%		2.7%
New York - Suburban	3,533	3,205	3,069	4.4%	95.3%	96.0%	(0.7)%	32,368	31,207	3.7%		4.0%
New Jersey	4,872	2,535	2,484	2.1%	96.9%	96.4%	0.5%	35,900	35,001	2.6%		2.7%
Metro NY/NJ	11,463	3,064	2,967	3.3%	95.9%	96.0%	(0.1)%	101,063	97,974	3.2%		3.1%

Mid-Atlantic
Washington Metro/Baltimore, MD	11,232	2,218	2,163	2.5%	96.3%	95.6%	0.7%	71,950	69,710	3.2%		3.0%
Mid-Atlantic	11,232	2,218	2,163	2.5%	96.3%	95.6%	0.7%	71,950	69,710	3.2%		3.0%

Pacific Northwest
Seattle, WA	4,116	2,327	2,214	5.1%	96.4%	96.7%	(0.3)%	27,696	26,426	4.8%		4.4%
Pacific Northwest	4,116	2,327	2,214	5.1%	96.4%	96.7%	(0.3)%	27,696	26,426	4.8%		4.4%

Northern California
San Jose, CA	4,408	2,946	2,810	4.8%	96.5%	97.1%	(0.6)%	37,592	36,066	4.2%		4.6%
Oakland-East Bay, CA	2,944	2,572	2,523	1.9%	96.3%	96.5%	(0.2)%	21,871	21,503	1.7%		2.2%
San Francisco, CA	3,349	3,494	3,349	4.3%	96.0%	96.5%	(0.5)%	33,684	32,454	3.8%		3.8%
Northern California	10,701	3,014	2,901	3.9%	96.3%	96.7%	(0.4)%	93,147	90,023	3.5%		3.7%

Southern California
Los Angeles, CA	9,802	2,472	2,367	4.4%	95.8%	96.1%	(0.3)%	69,641	66,878	4.1%		4.2%
Orange County, CA	2,821	2,191	2,142	2.3%	96.7%	96.1%	0.6%	17,927	17,427	2.9%		1.4%
San Diego, CA	2,066	2,176	2,108	3.2%	95.2%	96.0%	(0.8)%	12,842	12,543	2.4%		2.4%
Southern California	14,689	2,376	2,286	3.9%	95.9%	96.1%	(0.2)%	100,410	96,848	3.7%		3.5%

Total Established	61,079	$2,614	$2,525	3.5%	96.0%	96.1%	(0.1)%	$459,806	$444,495	3.4%	(4)	3.4%

(1)
Established Communities are communities with Stabilized Operations as of January 1, 2018 such that a comparison of Q1 2018 to Q1 2019 is meaningful. Q1 2018 operating results for Established Communities have been adjusted to reflect uncollectible lease revenue as a reduction of revenue for comparable presentation to Q1 2019 operating results. See Attachment 12, table 1, for additional detail and a reconciliation.

(2)	Reflects the effect of concessions amortized over the average lease term.

(3)	Represents the change in rental revenue if the Company were to include planned, current and previously completed Redevelopment Communities as part of its Established Communities portfolio.

(4)
With concessions reflected on a cash basis, rental revenue from Established Communities increased 3.2% from Q1 2018 to Q1 2019. With uncollectible lease revenue included as a component of operating expenses instead of as an adjustment to revenue, rental revenue from Established Communities would have increased 3.1%. See Attachment 12, table 1, for additional detail and a reconciliation.

Attachment 5
AvalonBay Communities, Inc.
Sequential Quarterly Rental Revenue and Occupancy Changes - Established Communities (1)
March 31, 2019
 (unaudited)

	Apartment Homes	Average Rental Rates (2)			Economic Occupancy			Rental Revenue ($000s)
												% Change
		Q1 19	Q4 18	% Change	Q1 19	Q4 18	% Change	Q1 19	Q4 18	% Change		incl. Redev (3)
New England
Boston, MA	7,201	$2,633	$2,630	0.1%	95.2%	96.1%	(0.9)%	$54,131	$54,558	(0.8)%		(0.7)%
Fairfield, CT	1,677	2,352	2,351	0.0%	96.4%	96.2%	0.2%	11,409	11,381	0.2%		0.1%
New England	8,878	2,580	2,577	0.1%	95.4%	96.1%	(0.7)%	65,540	65,939	(0.6)%		(0.6)%

Metro NY/NJ
New York City, NY	3,058	3,745	3,718	0.7%	95.5%	96.4%	(0.9)%	32,795	32,871	(0.2)%		0.3%
New York - Suburban	3,533	3,205	3,185	0.6%	95.3%	96.2%	(0.9)%	32,368	32,460	(0.3)%		(0.5)%
New Jersey	4,872	2,535	2,550	(0.6)%	96.9%	96.5%	0.4%	35,900	35,967	(0.2)%		(0.2)%
Metro NY/NJ	11,463	3,064	3,056	0.3%	95.9%	96.4%	(0.5)%	101,063	101,298	(0.2)%		(0.1)%

Mid-Atlantic
Washington Metro/Baltimore, MD	11,232	2,218	2,214	0.2%	96.3%	96.2%	0.1%	71,950	71,740	0.3%		0.4%
Mid-Atlantic	11,232	2,218	2,214	0.2%	96.3%	96.2%	0.1%	71,950	71,740	0.3%		0.4%

Pacific Northwest
Seattle, WA	4,116	2,327	2,338	(0.5)%	96.4%	95.7%	0.7%	27,696	27,649	0.2%		0.0%
Pacific Northwest	4,116	2,327	2,339	(0.5)%	96.4%	95.7%	0.7%	27,696	27,649	0.2%		0.0%

Northern California
San Jose, CA	4,408	2,946	2,915	1.1%	96.5%	95.9%	0.6%	37,592	36,957	1.7%		1.7%
Oakland-East Bay, CA	2,944	2,572	2,570	0.1%	96.3%	95.9%	0.4%	21,871	21,766	0.5%		0.5%
San Francisco, CA	3,349	3,494	3,504	(0.3)%	96.0%	96.0%	0.0%	33,684	33,788	(0.3)%		(0.3)%
Northern California	10,701	3,014	3,005	0.3%	96.3%	95.9%	0.4%	93,147	92,511	0.7%		0.7%

Southern California
Los Angeles, CA	9,802	2,472	2,460	0.5%	95.8%	95.9%	(0.1)%	69,641	69,397	0.4%		0.4%
Orange County, CA	2,821	2,191	2,193	(0.1)%	96.7%	95.7%	1.0%	17,927	17,765	0.9%		0.7%
San Diego, CA	2,066	2,176	2,172	0.2%	95.2%	96.0%	(0.8)%	12,842	12,916	(0.6)%		(0.6)%
Southern California	14,689	2,376	2,369	0.3%	95.9%	95.9%	0.0%	100,410	100,078	0.3%		0.4%

Total Established	61,079	$2,614	$2,609	0.2%	96.0%	96.1%	(0.1)%	$459,806	$459,215	0.1%	(4)	0.2%

(1)
Established Communities are communities with Stabilized Operations as of January 1, 2018. Q4 2018 operating results for Established Communities have been adjusted to reflect uncollectible lease revenue as a reduction of revenue for comparable presentation to Q1 2019 operating results. See Attachment 12, table 1, for additional detail and a reconciliation.

(2)	Reflects the effect of concessions amortized over the average lease term.

(3)	Represents the change in rental revenue if the Company were to include planned, current and previously completed Redevelopment Communities as part of its Established Communities portfolio.

(4)
With uncollectible lease revenue included as a component of operating expenses instead of as an adjustment to revenue, rental revenue from Established Communities would have remained consistent with an increase of 0.1%. See Attachment 12, table 1, for additional detail and a reconciliation.

Attachment 6
AvalonBay Communities, Inc.
Operating Expenses ("Opex") - Established Communities (1)
March 31, 2019
(Dollars in thousands)
(unaudited)

	Q1 2019	Q1 2018	% Change	Q1 2019 % of Total Opex

Property taxes	$48,053	$47,631	0.9%	37.3%
Payroll (2)	30,322	31,197	(2.8)%	23.5%
Repairs & maintenance (3)	19,540	18,499	5.6%	15.2%
Utilities (4)	12,802	13,046	(1.9)%	9.9%
Office operations (5)	10,110	10,405	(2.8)%	7.9%
Insurance (6)	5,435	5,062	7.4%	4.2%
Marketing	2,558	2,752	(7.0)%	2.0%
Total Established Communities Operating Expenses	$128,820	$128,592	0.2%	100.0%

(1)
Operating expenses for Established Communities exclude indirect costs for off-site corporate-level property management related expenses and other support-related expenses. For comparability purposes, Q1 2018 results have been adjusted to present uncollectible lease revenue as a reduction of revenue. Had uncollectible lease revenue been presented as a component of office operations, total Established Communities operating expenses would have decreased 0.9% during the three months ended March 31, 2019 as compared to the prior year period. See Attachment 12, table 1, for additional detail and a reconciliation.

(2)
Payroll costs decreased for the three months ended March 31, 2019 from the prior year period primarily due to decreased bonuses and benefits costs. In addition, office salaries decreased due to a decrease in on-site office positions.

(3)
Repairs and maintenance increased for the three months ended March 31, 2019 over the prior year period primarily due to increased repairs and maintenance projects and snow removal costs and a decrease in rebates due to timing.

(4)
Utilities represents aggregate utility costs, net of resident reimbursements. The decrease for the three months ended March 31, 2019 from the prior year period is due to a decrease in electricity costs primarily related to decreased consumption from the Company's solar and lighting sustainability initiatives, and increased recoveries for water submetering. These decreases are partially offset by an increase in costs for trash and gas, due to higher consumption.

(5)	Office operations includes administrative costs, land lease expense and association and license fees. Refer to (1) above for discussion of uncollectible lease revenue.

(6)
Insurance costs consist of premiums, expected claims activity and associated reductions from receipt of claims recoveries. The increase for the three months ended March 31, 2019 over the prior year period is primarily due to increased property insurance premiums and deductibles and the timing of claims. Insurance costs can be variable due to the amounts and timing of estimated and actual claim activity and the related recoveries received.

Attachment 7
AvalonBay Communities, Inc.
Expensed Community Maintenance Costs and Capitalized Community Expenditures
March 31, 2019
(Dollars in thousands except per home data)
(unaudited)

		Q1 2019 Maintenance Expensed Per Home			Categorization of Q1 2019 Additional Capitalized Value (2)
Current Communities	Apartment Homes (1)	Carpet Replacement	Other Maintenance (3)	Total	Acquisitions, Construction, Redevelopment & Dispositions (4)		NOI Enhancing (5)(6)	Asset Preservation	Q1 2019 Additional Capitalized Value	NOI Enhancing Per Home (6)	Asset Preservation Per Home

Established Communities	61,079	$27	$537	$564	$—		$6,775	$14,937	$21,712	$111	$245
Other Stabilized Communities	9,242	8	556	564	95,914	(7)	35	600	96,549	$4	$65
Redevelopment Communities (8)	4,249	13	558	571	18,337		—	—	18,337	—	—
Development Communities (8)	6,610	—	94	94	169,011		—	—	169,011	—	—
Dispositions	—	—	—	—	(43,490)		—	—	(43,490)	—	—
Total	81,180	$22	$504	$526	$239,772		$6,810	$15,537	$262,119	N/A	N/A

(1)	Includes consolidated communities and excludes communities that have been sold or that are classified as held for sale.
(2)
Policy is to capitalize expenditures for the acquisition or development of new assets or expenditures that extend the life of existing assets that will benefit the Company for periods greater than a year.

(3)	Other maintenance includes maintenance, landscaping and redecorating costs.
(4)	Includes the write-off of impaired assets and additional capitalized spend related to recognized casualty losses, if applicable.
(5)	Includes $297 in rebates received during the three months ended March 31, 2019, primarily related to NOI Enhancing Capex incurred during 2018.
(6)
This Attachment excludes capitalized expenditures for the retail component of communities, which the Company classifies as NOI Enhancing. Established Communities and Other Stabilized Communities exclude $427 and $259, respectively, related to retail space.

(7)	Represents acquired communities, coupled with commitment close-outs and construction true-ups on recently constructed communities.
(8)	Represents communities that were under construction/reconstruction during the period, including communities where construction/reconstruction has been completed.

Other Capitalized Costs
	Interest	Overhead
Q2 2018	$14,567	$11,538
Q3 2018	$16,277	$10,878
Q4 2018	$16,323	$11,917
Q1 2019	$17,589	$12,140

Attachment 8
AvalonBay Communities, Inc.
Development Communities as of March 31, 2019
(unaudited)

Community Information			Number	Total	Schedule					%	%	%	%
			of	Capital				Full Qtr	Avg Rent	Complete	Leased	Occupied	Economic
			Apt	Cost		Initial		Stabilized	Per				Occ.
Development Name		Location	Homes	(millions)	Start	Occupancy	Complete	Ops	Home	As of April 10, 2019			Q1 '19

	Communities Under Construction:
1.	Avalon Boonton	Boonton, NJ	350	$91	Q3 2016	Q1 2019	Q1 2020	Q3 2020	$2,505	33%	29%	17%	4%
2.	Avalon Belltown Towers (1)	Seattle, WA	274	147	Q4 2016	Q2 2019	Q4 2019	Q2 2020	3,510	—	—	—	—
3.	Avalon Public Market	Emeryville, CA	289	163	Q4 2016	Q3 2019	Q1 2020	Q3 2020	3,605	—	—	—	—
4.	Avalon Teaneck	Teaneck, NJ	248	73	Q4 2016	Q2 2019	Q1 2020	Q3 2020	2,510	—	—	—	—
5.	AVA Hollywood (1)	Hollywood, CA	695	365	Q4 2016	Q3 2019	Q3 2020	Q1 2021	3,380	—	—	—	—
6.	AVA Esterra Park	Redmond, WA	323	91	Q2 2017	Q4 2018	Q3 2019	Q1 2020	2,165	44%	24%	14%	7%
7.	Avalon Piscataway	Piscataway, NJ	360	90	Q2 2017	Q3 2018	Q2 2019	Q4 2019	2,260	82%	66%	57%	45%
8.	Avalon Towson	Towson, MD	371	114	Q4 2017	Q1 2020	Q4 2020	Q2 2021	2,065	—	—	—	—
9.	Avalon Yonkers	Yonkers, NY	590	188	Q4 2017	Q2 2019	Q1 2021	Q2 2021	2,750	—	—	—	—
10.	Avalon Walnut Creek II	Walnut Creek, CA	200	109	Q4 2017	Q4 2019	Q2 2020	Q4 2020	3,465	—	—	—	—
11.	Avalon North Creek	Bothell, WA	316	84	Q4 2017	Q2 2019	Q1 2020	Q3 2020	2,105	—	—	—	—
12.	Avalon Saugus (1)	Saugus, MA	280	93	Q2 2018	Q2 2019	Q1 2020	Q3 2020	2,365	—	7%	—	—
13.	Avalon Doral	Doral, FL	350	111	Q2 2018	Q2 2020	Q1 2021	Q3 2021	2,215	—	—	—	—
14.	Avalon Norwood	Norwood, MA	198	61	Q2 2018	Q3 2019	Q1 2020	Q3 2020	2,345	—	—	—	—
15.	Avalon East Harbor	Baltimore, MD	400	139	Q3 2018	Q4 2020	Q3 2021	Q1 2022	2,615	—	—	—	—
16.	Avalon Old Bridge	Old Bridge, NJ	252	66	Q3 2018	Q1 2020	Q3 2020	Q1 2021	2,355	—	—	—	—
17.	Avalon Newcastle Commons II	Newcastle, WA	293	106	Q4 2018	Q3 2020	Q1 2021	Q3 2021	2,460	—	—	—	—
18.	Twinbrook Station	Rockville, MD	238	66	Q4 2018	Q2 2020	Q4 2020	Q1 2021	1,710	—	—	—	—
19.	Avalon Harrison (1)	Harrison, NY	143	76	Q4 2018	Q4 2020	Q4 2021	Q1 2022	3,780	—	—	—	—
	Communities Under Construction Subtotal / Weighted Average
			6,170	$2,233					$2,645

	Communities Completed this Quarter:
1.	Avalon at the Hingham Shipyard II	Hingham, MA	190	$65	Q2 2017	Q3 2018	Q1 2019	Q3 2019	$2,765	100%	67%	64%	46%
2.	Avalon Sudbury	Sudbury, MA	250	87	Q3 2017	Q2 2018	Q1 2019	Q2 2019	2,700	100%	95%	88%	72%
	Communities Completed Subtotal / Weighted Average		440	$152					$2,730

	Total/Weighted Average Under Construction and Completed this quarter		6,610	$2,385					$2,650

	Total Weighted Average Projected NOI as a % of Total Capital Cost			6.1%

Asset Cost Basis (millions) (2)(3):
	Total Capital Cost, under construction and completed			$3,005
	Total Capital Cost, disbursed to date			(1,994)
	Total Capital Cost, remaining to invest			$1,011

(1)	Developments containing at least 10,000 square feet of retail space include Avalon Belltown Towers (11,000 sf), AVA Hollywood (19,000 sf), Avalon Saugus (23,000 sf) and Avalon Harrison (27,000 sf).

(2)
Includes the communities presented and 15 West 61st Street, which contains 172 residential units and 67,000 square feet of retail space, and is expected to be developed for an estimated Total Capital Cost of $620,000,000. The Company is pursuing a potential for-sale strategy of individual condominium units for the residential portion, while the Company expects to maintain ownership of the retail. Initial completion of the first residential units and retail space is expected in Q2 2019 with full completion expected in Q4 2019.

(3)	Q1 2019 NOI for the communities presented on this Attachment was $1 million.

Attachment 9

AvalonBay Communities, Inc.
Future Development as of March 31, 2019
(unaudited)

DEVELOPMENT RIGHTS

		Estimated	Total Capital
	# of Rights	Number	Cost
		of Homes	(millions)

Development Rights as of 12/31/2018	28	9,769	$4,124

Q1 2019
Q1 Additions	1	300	$82
Q1 Construction starts	—	—	—
Q1 Adjustments to existing Development Rights	—	(19)	(9)
Development Rights as of 3/31/2019	29	10,050	$4,197

Current Development Rights by Region as of March 31, 2019

New England	6	1,214	$449
Metro NY/NJ	9	4,255	1,810
Mid-Atlantic	1	437	100
Pacific Northwest	2	552	162
Northern California	5	1,543	829
Southern California	4	1,444	653
Denver	2	605	194
	29	10,050	$4,197

Current Development Rights by Classification as of March 31, 2019

Conventional	20	6,370	$2,278
Asset Densification	6	1,888	925
Public-Private Partnership	3	1,792	994
	29	10,050	$4,197

Attachment 10
AvalonBay Communities, Inc.
Unconsolidated Real Estate Investments
March 31, 2019
(Dollars in thousands)
(unaudited)

				Select Operating Information
		Company	Number of	NOI (1)(2)	Disposition Gains and Other Activity (1)(3)	Debt
Unconsolidated Real Estate	Number of	Ownership	Apartment	Q1	Q1	Principal	Interest
Investments	Communities	Percentage	Homes	2019	2019	Amount (1)	Rate (4)

NYC Joint Venture	5	20.0%	1,301	$8,763	$—	$395,939	3.88%
U.S. Fund	5	28.6%	946	5,328	—	204,481	3.08%
AC JV	2	20.0%	529	3,331	—	111,653	(5) 6.00%
North Point II JV, LP	1	55.0%	265	1,484	—	—	—%
MVP I, LLC	1	25.0%	313	2,875	—	103,000	3.24%
Brandywine Apartments of Maryland, LLC	1	28.7%	305	766	—	22,051	3.40%
Total Unconsolidated Real Estate Investments	15		3,659	$22,547	$—	$837,124	3.88%

(1)	NOI, outstanding indebtedness and disposition gains and other activity are presented at 100% ownership.

(2)	NOI excludes property management fees as the Company serves as the property management company for all ventures except Brandywine Apartments of Maryland, LLC.

(3)
Disposition gains and other activity is composed primarily of gains on disposition of unconsolidated real estate investments, of which the Company's portion is included in joint venture income as presented on Attachment 1 - Condensed Consolidated Operating Information. During the three months ended March 31, 2019 and 2018, there were no dispositions of unconsolidated real estate investments.

(4)	Represents the weighted average interest rate as of March 31, 2019.

(5)	Borrowing is comprised of loans made by the equity investors in the venture in proportion to their equity interests.

Attachment 11
AvalonBay Communities, Inc.
Debt Structure and Select Debt Metrics
March 31, 2019
(Dollars in thousands)
(unaudited)

DEBT COMPOSITION AND MATURITIES

		Average Interest Rate (1)	Principal Amortization Payments and Maturities (2)
Debt Composition	Amount		Year	Secured notes amortization and maturities	Unsecured notes maturities	Total

Secured notes			2019	$116,877	$—	$116,877
Fixed rate	$531,771	3.8%	2020	143,112	400,000	543,112
Variable rate	618,914	3.2%	2021	30,047	550,000	580,047
Subtotal, secured notes	1,150,685	3.5%	2022	2,318	550,000	552,318
			2023	2,439	600,000	602,439
Unsecured notes			2024	2,577	450,000	452,577
Fixed rate	5,400,000	3.7%	2025	87,543	825,000	912,543
Variable rate	550,000	3.5%	2026	2,845	775,000	777,845
Subtotal, unsecured notes	5,950,000	3.7%	2027	187,370	400,000	587,370
			2028	912	450,000	450,912
Variable rate facility (3)	—	—	Thereafter	574,645	950,000	1,524,645
Total Debt	$7,100,685	3.6%		$1,150,685	$5,950,000	$7,100,685

SELECT DEBT METRICS

Net Debt-to-Core EBITDAre (4)	4.6x	Interest Coverage (4)	7.8x	Unencumbered NOI (4)	91%	Weighted avg years to maturity of total debt (2)	9.4

DEBT COVENANT COMPLIANCE

Unsecured Line of Credit Covenants	March 31, 2019	Requirement

Total Outstanding Indebtedness to Capitalization Value (5)	26.8%	<	65%
Combined EBITDA to Combined Debt Service	6.09x	>	1.50x
Unsecured Indebtedness to Unencumbered Asset Value	22.1%	<	65%
Secured Indebtedness to Capitalization Value (5)	4.7%	<	40%

Unsecured Senior Notes Covenants (6)	March 31, 2019	Requirement

Total Outstanding Indebtedness to Total Assets (7)	31.5%	<	65%
Secured Indebtedness to Total Assets (7)	5.0%	<	40%
Unencumbered Assets to Unsecured Indebtedness	343.2%	>	150%
Consolidated Income Available for Debt Service to the Annual Service Charge	7.19x	>	1.50x

(1)
Rates are as of March 31, 2019 and, for secured and unsecured notes, include costs of financing such as credit enhancement fees, trustees' fees, the impact of interest rate hedges and mark-to-market adjustments.

(2)	Excludes the Company's unsecured credit facility and any associated issuance discount, mark-to-market discounts and deferred financing costs if applicable.

(3)	Represents amounts outstanding at March 31, 2019 under the Company's $1.75 billion unsecured credit facility.

(4)	See Attachment 12 - Definitions and Reconciliations of Non-GAAP Financial Measures and Other Terms.

(5)
Capitalization Value represents the Company’s Combined EBITDA for operating communities that the Company has owned for at least 12 months as of March 31, 2019, capitalized at a rate of 6% per annum, plus the book value of Development Communities and real estate communities acquired. For discussion of other defined terms, see "Debt Covenant Compliance" in Attachment 12 - Definitions and Reconciliations of Non-GAAP Financial Measures and Other Terms.

(6)
The information about the Company’s unsecured senior notes covenants shows compliance with selected covenants under the Company’s 1998 Indenture, under which debt securities are outstanding with maturity dates through 2047, subject to prepayment or redemption at the Company’s election. See “Debt Covenant Compliance” in Attachment 12 - Definitions and Reconciliations of Non-GAAP Financial Measures and Other Terms. Different covenants apply to debt securities outstanding under the Company’s 2018 Indenture.

(7)
Total Assets represents the sum of the Company's undepreciated real estate assets and other assets, excluding accounts receivable. See "Debt Covenant Compliance" in Attachment 12 - Definitions and Reconciliations of Non-GAAP Financial Measures and Other Terms.

Attachment 12

AvalonBay Communities, Inc.
Definitions and Reconciliations of Non-GAAP Financial Measures and Other Terms
March 31, 2019
(unaudited)

This release, including its attachments, contains certain non-GAAP financial measures and other terms. The definitions and calculations of these non-GAAP financial measures and other terms may differ from the definitions and methodologies used by other REITs and, accordingly, may not be comparable. The non-GAAP financial measures referred to below should not be considered an alternative to net income as an indication of our performance. In addition, these non-GAAP financial measures do not represent cash generated from operating activities in accordance with GAAP and therefore should not be considered as an alternative measure of liquidity or as indicative of cash available to fund cash needs.

Asset Preservation Capex represents capital expenditures that the Company does not expect will directly result in increased revenue or expense savings.

Average Rent per Home, as calculated for certain Development Communities in lease-up, reflects management’s projected stabilized rents net of estimated stabilized concessions, including estimated stabilized other rental revenue and excluding projected commercial revenue. Projected stabilized rents are based on one or more of the following: (i) actual average leased rents on apartments leased through quarter end, (ii) projected rollover rents on apartments leased through quarter end where the lease term expires within the first twelve months of Stabilized Operations and (iii) Market Rents on unleased homes.

Average Rental Rates are calculated by the Company as rental revenue in accordance with GAAP, divided by the weighted average number of occupied apartment homes.

Business Segment Operating Results included in this release presents the Company’s business segment financial information for all reporting periods on a comparable basis, with the charge for uncollectible lease revenue included as an adjustment to revenue. Historically for periods prior to January 1, 2019, the Company presented charges related to uncollectible lease revenue in operating expenses. With the Company’s adoption of ASU 2016-02, Leases, the Company is presenting such charges as an adjustment to revenue in its consolidated GAAP financial statements on a prospective basis, beginning with the three months ended March 31, 2019. However, for reported segment financial information, including for Established Communities, the Company has also included such charges as an adjustment to revenue for all prior year periods presented in order to provide comparability.

Established Communities

A reconciliation of total revenue, rental revenue and operating expenses for Established Communities, as presented in this release, to results prior to the adjustment for uncollectible lease revenue is as follows (dollars in thousands):

TABLE 1
	Q1	Q1		Q4
	2019	2018	% Change	2018	% Change
Total revenue, excluding uncollectible lease revenue	$462,180	$448,008	3.2%	$461,600	0.1%
Uncollectible lease revenue	(1,907)	(3,328)	(42.7)%	(2,052)	(7.1)%
Total revenue, including uncollectible lease revenue	460,273	444,680	3.5%	459,548	0.2%

Rental revenue, excluding uncollectible lease revenue	461,713	447,823	3.1%	461,267	0.1%
Uncollectible lease revenue	(1,907)	(3,328)	(42.7)%	(2,052)	(7.1)%
Rental revenue, including uncollectible lease revenue	459,806	444,495	3.4%	459,215	0.1%

Operating expenses, excluding uncollectible lease revenue	128,820	128,592	0.2%	127,342	1.2%
Uncollectible lease revenue	1,907	3,328	(42.7)%	2,052	(7.1)%
Operating expenses, including uncollectible lease revenue	$130,727	$131,920	(0.9)%	$129,394	1.0%

Attachment 12

Other Business Segments

A reconciliation of rental revenue and operating expenses for other business segments, as presented in this release, to results prior to the adjustment for uncollectible lease revenue is as follows (dollars in thousands):

TABLE 2
	Q4 2018
	Other Stabilized	Redevelopment	Development
Rental revenue, excluding uncollectible lease revenue	$64,461	$32,086	$2,282
Uncollectible lease revenue	(734)	(147)	(5)
Rental revenue, including uncollectible lease revenue	63,727	31,939	2,277

Operating expenses, excluding uncollectible lease revenue	21,213	9,738	1,165
Uncollectible lease revenue	734	147	5
Operating expenses, including uncollectible lease revenue	$21,947	$9,885	$1,170

Debt Covenant Compliance ratios for the Unsecured Line of Credit Covenants show the Company's compliance with selected covenants provided in the Company’s Fifth Amended and Restated Revolving Loan Agreement dated as of February 28, 2019 and the Company’s Amended and Restated Term Loan Agreement dated February 28, 2019, which have been filed as exhibits to the Company’s SEC reports. The ratios for the Unsecured Senior Notes Covenants show the Company's compliance with selected covenants provided in the Company’s Indenture dated as of January 16, 1998, as supplemented by the First Supplemental Indenture dated as of January 20, 1998, Second Supplemental Indenture dated as of July 7, 1998, Amended and Restated Third Supplemental Indenture dated as of July 20, 2000, Fourth Supplemental Indenture dated as of September 18, 2006 and Fifth Supplemental Indenture dated as of November 21, 2014 (collectively, the “1998 Indenture"), which have been filed as exhibits to the Company’s SEC reports. Different covenants apply to debt securities outstanding under the Company’s Indenture dated as of February 23, 2018, as supplemented by the First Supplemental Indenture dated as of March 26, 2018 and the Second Supplemental Indenture dated as of May 29, 2018 (collectively, the “2018 Indenture”), which have been filed as exhibits to the Company's SEC reports.

The Debt Covenant Compliance ratios are provided only to show the Company’s compliance with certain covenants contained in the Indenture governing its unsecured debt securities and in the Company’s Credit Facility and Term Loans, as of the date reported. These ratios should not be used for any other purpose, including without limitation to evaluate the Company’s financial condition or results of operations, nor do they indicate the Company’s covenant compliance as of any other date or for any other period. The capitalized terms in the disclosure are defined in the Indenture or the Credit Facility and the Term Loans, and may differ materially from similar terms (a) used elsewhere in this release and the Attachments and (b) used by other companies that present information about their covenant compliance. For risks related to failure to comply with these covenants, see “Risk Factors – Risks related to indebtedness” and other risks discussed in the Company’s Annual Report on Form 10-K and the Company’s other reports filed with the SEC.

Development Communities are communities that are either currently under construction, or were under construction and were completed during the current year. These communities may be partially or fully complete and operating.

Attachment 12

Development Rights are development opportunities in the early phase of the development process for which the Company either has an option to acquire land or enter into a leasehold interest, for which the Company is the buyer under a long-term conditional contract to purchase land, where the Company controls the land through a ground lease or owns land to develop a new community, or where the Company is the designated developer in a public-private partnership. The Company capitalizes related pre-development costs incurred in pursuit of new developments for which the Company currently believes future development is probable.

•
Asset Densification Development Rights are when the Company develops additional apartment homes at existing stabilized operating communities the Company owns, and will be constructed on land currently associated with those operating communities.

•
Conventional Development Rights are when the Company either has an option to acquire the land or enter into a leasehold interest, for which the Company is the buyer under a long-term conditional contract to purchase land, where the Company controls the land through a ground lease or owns the land to develop a new community.

•
Public-Private Partnership Development Rights are when the Company has (i) an option to acquire the land, (ii) an option to enter into a leasehold interest or (iii) entered into a long-term conditional contract to purchase the land, where the Company is the designated developer in a public-private partnership with a local government entity.

Economic Occupancy (“Ec Occ”) is defined as total possible revenue less vacancy loss as a percentage of total possible revenue. Total possible revenue (also known as “gross potential”) is determined by valuing occupied units at contract rates and vacant units at Market Rents. Vacancy loss is determined by valuing vacant units at current Market Rents. By measuring vacant apartments at their Market Rents, Economic Occupancy takes into account the fact that apartment homes of different sizes and locations within a community have different economic impacts on a community’s gross revenue.

Economic Gain (Loss) is calculated by the Company as the gain (loss) on sale in accordance with GAAP, less accumulated depreciation through the date of sale and any other non-cash adjustments that may be required under GAAP accounting. Management generally considers Economic Gain (Loss) to be an appropriate supplemental measure to gain (loss) on sale in accordance with GAAP because it helps investors to understand the relationship between the cash proceeds from a sale and the cash invested in the sold community. The Economic Gain (Loss) for disposed communities is based on their respective final settlement statements. A reconciliation of the Economic Gain (Loss) to the gain on sale in accordance with GAAP for the wholly-owned operating community disposed during the three months ended March 31, 2019 is as follows (dollars in thousands):

TABLE 3
Q1 2019
GAAP Gain	$16,382

Accumulated Depreciation and Other	(10,199)

Economic Gain (Loss)	$6,183

Established Communities are consolidated communities in the markets where the Company has a significant presence (New England, New York/New Jersey, Mid-Atlantic, Pacific Northwest, and Northern and Southern California) and where a comparison of operating results from the prior year to the current year is meaningful, as these communities were owned and had Stabilized Operations, as defined below, as of the beginning of the respective prior year period. Therefore, for 2019 operating results, Established Communities are consolidated communities that have Stabilized Operations as of January 1, 2018, are not conducting or are not probable to conduct substantial redevelopment activities and are not held for sale or probable for disposition within the current year.

EBITDA, EBITDAre and Core EBITDAre are considered by management to be supplemental measures of our financial performance. EBITDA is defined by the Company as net income or loss attributable to the Company before interest income and expense, income taxes, depreciation and amortization. EBITDAre is calculated by the Company in accordance with the definition adopted by the Board of Governors of the National Association of Real Estate Investment Trusts (“NAREIT”), as EBITDA plus or minus losses and gains on the disposition of depreciated property, plus impairment write-downs of depreciated property, with adjustments to reflect the Company's share of EBITDAre of unconsolidated entities. Core EBITDAre is the Company’s EBITDAre as adjusted for non-core items outlined in the table below. By further adjusting for items that are not considered part of the Company’s core business operations, Core EBITDAre can help one compare the core operating and financial performance of the Company between periods.  A reconciliation of EBITDA, EBITDAre and Core EBITDAre to net income is as follows (dollars in thousands):

Attachment 12

TABLE 4
Q1
2019
Net income	$170,418
Interest expense, net, inclusive of loss on extinguishment of debt, net	48,172
Income tax expense	12
Depreciation expense	162,057
EBITDA	$380,659

Gain on sale of communities	(14,835)
Joint venture EBITDAre adjustments (1)	6,839
EBITDAre	$372,663

Gain on other real estate transactions	(267)
Business interruption insurance proceeds	(172)
Severance related costs	19
Development pursuit write-offs and expensed transaction costs, net	277
Residential for-sale condo activity	473
Legal settlements	(1,016)
Core EBITDAre	$371,977

(1) Includes joint venture interest, taxes, depreciation, gain on dispositions of depreciated real estate and impairment losses, if applicable, included in net income.

FFO and Core FFO are considered by management to be supplemental measures of our operating and financial performance. FFO is calculated by the Company in accordance with the definition adopted by NAREIT. FFO is calculated by the Company as Net income or loss attributable to common stockholders computed in accordance with GAAP, adjusted for gains or losses on sales of previously depreciated operating communities, cumulative effect of a change in accounting principle, impairment write-downs of depreciable real estate assets, write-downs of investments in affiliates which are driven by a decrease in the value of depreciable real estate assets held by the affiliate and depreciation of real estate assets, including adjustments for unconsolidated partnerships and joint ventures. By excluding gains or losses related to dispositions of previously depreciated operating communities and excluding real estate depreciation (which can vary among owners of identical assets in similar condition based on historical cost accounting and useful life estimates), FFO can help one compare the operating and financial performance of a company’s real estate between periods or as compared to different companies. Core FFO is the Company's FFO as adjusted for non-core items outlined in the table below. By further adjusting for items that are not considered part of our core business operations, Core FFO can help one compare the core operating and financial performance of the Company between periods. A reconciliation of Net income attributable to common stockholders to FFO and to Core FFO is as follows (dollars in thousands):

Attachment 12

TABLE 5
	Q1	Q1
	2019	2018
Net income attributable to common stockholders	$170,366	$141,643
Depreciation - real estate assets, including joint venture adjustments	164,746	158,483
Distributions to noncontrolling interests	11	11
Gain on sale of previously depreciated real estate	(14,835)	—
FFO attributable to common stockholders	320,288	300,137

Adjusting items:
Joint venture promote (1)	—	(925)
Casualty gain, net on real estate	—	(58)
Business interruption insurance proceeds	(172)	—
Lost NOI from casualty losses covered by business interruption insurance (2)	—	898
Loss on extinguishment of consolidated debt	280	397
Advocacy contributions	—	303
Severance related costs	19	370
Development pursuit write-offs and expensed transaction costs, net	277	327
Residential for-sale condo activity	473	—
(Gain) loss on other real estate transactions	(267)	47
Legal settlements	(1,016)	300
Income taxes	(6)	—
Core FFO attributable to common stockholders	$319,876	$301,796

Average shares outstanding - diluted	138,832,201	138,153,170

Earnings per share - diluted	$1.23	$1.03
FFO per common share - diluted	$2.31	$2.17
Core FFO per common share - diluted	$2.30	$2.18

(1) Represents the Company's promoted interest in AvalonBay Value Added Fund II, L.P.
(2) Amount for 2018 is for the Maplewood casualty loss, which occurred in Q1 2017, and for which the Company recognized $3,495 in business interruption insurance proceeds in Q3 2017.

Initial Year Market Cap Rate is defined by the Company as Projected NOI of a single community for the first 12 months of operations (assuming no repositioning), less estimates for non-routine allowance of approximately $300 - $500 per apartment home, divided by the gross sales price for the community.  Projected NOI, as referred to above, represents management’s estimate of projected rental revenue minus projected operating expenses before interest, income taxes (if any), depreciation and amortization. For this purpose, management’s projection of operating expenses for the community includes a management fee of 2.5% - 3.5%. The Initial Year Market Cap Rate, which may be determined in a different manner by others, is a measure frequently used in the real estate industry when determining the appropriate purchase price for a property or estimating the value for a property.  Buyers may assign different Initial Year Market Cap Rates to different communities when determining the appropriate value because they (i) may project different rates of change in operating expenses and capital expenditure estimates and (ii) may project different rates of change in future rental revenue due to different estimates for changes in rent and occupancy levels.  The weighted average Initial Year Market Cap Rate is weighted based on the gross sales price of each community.

Attachment 12

Interest Coverage is calculated by the Company as Core EBITDAre, divided by the sum of interest expense, net, and preferred dividends, if applicable. Interest Coverage is presented by the Company because it provides rating agencies and investors an additional means of comparing our ability to service debt obligations to that of other companies. A calculation of Interest Coverage for the three months ended March 31, 2019 is as follows (dollars in thousands):

TABLE 6

Core EBITDAre	$371,977

Interest expense, net	$47,892

Interest Coverage	7.8 times

Like-Term Effective Rent Change represents the percentage change in effective rent between two leases of the same lease term category for the same apartment. The Company defines effective rent as the contractual rent for an apartment less amortized concessions and discounts. Average Like-Term Effective Rent Change is weighted based on the number of leases meeting the criteria for new move-in and renewal like-term effective rent change. New move-in like-term effective rent change is the change in effective rent between the contractual rent for a resident who moves out of an apartment, and the contractual rent for a resident who moves into the same apartment with the same lease term category. Renewal like-term effective rent change is the change in effective rent between two consecutive leases of the same lease term category for the same resident occupying the same apartment.

Market Rents as reported by the Company are based on the current market rates set by the Company based on its experience in renting apartments and publicly available market data. Trends in market rents for a region as reported by others could vary. Market Rents for a period are based on the average Market Rents during that period and do not reflect any impact for cash concessions.

Net Debt-to-Core EBITDAre is calculated by the Company as total debt (secured and unsecured notes and the Company's variable rate unsecured credit facility) that is consolidated for financial reporting purposes, less consolidated cash and cash in escrow, divided by annualized first quarter 2019 Core EBITDAre, as adjusted. A calculation of Net Debt-to-Core EBITDAre is as follows (dollars in thousands):

TABLE 7

Total debt principal (1)	$7,100,685
Cash and cash in escrow	(195,207)
Net debt	$6,905,478

Core EBITDAre	$371,977

Core EBITDAre, annualized	$1,487,908

Net Debt-to-Core EBITDAre	4.6 times

(1) Balance at March 31, 2019 excludes $9,515 of debt discount and $33,158 of deferred financing costs as reflected in unsecured notes, net, and $14,559 of debt discount and $3,386 of deferred financing costs as reflected in notes payable on the Condensed Consolidated Balance Sheets.

Attachment 12

NOI is defined by the Company as total property revenue less direct property operating expenses (including property taxes), and excluding corporate-level income (including management, development and other fees), corporate-level property management and other indirect operating expenses, investments and investment management expenses, expensed transaction, development and other pursuit costs, net of recoveries, interest expense, net, loss (gain) on extinguishment of debt, net, general and administrative expense, joint venture income, depreciation expense, corporate income tax expense, casualty and impairment loss (gain), net, gain on sale of communities, loss (gain) on other real estate transactions and net operating income from real estate assets sold or held for sale. The Company considers NOI to be an important and appropriate supplemental performance measure to Net Income of operating performance of a community or communities because it helps both investors and management to understand the core operations of a community or communities prior to the allocation of any corporate-level property management overhead or financing-related costs. NOI reflects the operating performance of a community, and allows for an easier comparison of the operating performance of individual assets or groups of assets. In addition, because prospective buyers of real estate have different financing and overhead structures, with varying marginal impact to overhead as a result of acquiring real estate, NOI is considered by many in the real estate industry to be a useful measure for determining the value of a real estate asset or groups of assets.

A reconciliation of NOI to Net Income, as well as a breakdown of NOI by operating segment, is as follows (dollars in thousands):

TABLE 8
	Q1	Q1	Q4
	2019	2018	2018
Net income	$170,418	$141,590	$385,636
Indirect operating expenses, net of corporate income	19,722	18,958	21,849
Expensed transaction, development and other pursuit costs, net of recoveries	1,095	800	1,599
Interest expense, net	47,892	55,113	55,180
Loss on extinguishment of debt, net	280	397	14,775
General and administrative expense	13,700	14,431	15,738
Joint venture loss (income)	1,060	(1,740)	(2,710)
Depreciation expense	162,057	159,059	158,914
Casualty and impairment (gain) loss, net	—	(58)	826
Gain on sale of communities	(14,835)	—	(242,532)
(Gain) loss on other real estate transactions	(267)	47	(9)
NOI from real estate assets sold or held for sale	(1,238)	(19,311)	(11,148)
NOI	$399,884	$369,286	$398,118

Established:
New England	$43,152	$41,077	$43,592
Metro NY/NJ	71,843	69,017	72,783
Mid-Atlantic	51,052	48,855	51,543
Pacific NW	20,210	18,623	20,868
No. California	72,501	68,916	71,100
So. California	72,695	69,600	72,320
Total Established	331,453	316,088	332,206
Other Stabilized	44,948	32,121	42,597
Redevelopment	22,040	21,266	22,202
Development	1,443	(189)	1,113
NOI	$399,884	$369,286	$398,118

Attachment 12

NOI as reported by the Company does not include the operating results from assets sold or classified as held for sale. A reconciliation of NOI from communities sold or classified as held for sale is as follows (dollars in thousands):

TABLE 9
	Q1	Q1
	2019	2018

Revenue from real estate assets sold or held for sale	$2,394	$29,647
Operating expenses from real estate assets sold or held for sale	(1,156)	(10,336)
NOI from real estate assets sold or held for sale	$1,238	$19,311

NOI Enhancing Capex represents capital expenditures that the Company expects will directly result in increased revenue or expense savings, and excludes any capital expenditures for Redevelopment Communities.

Other Stabilized Communities are completed consolidated communities that the Company owns, which have Stabilized Operations as of January 1, 2019, or which we acquired during the year ended March 31, 2019. Other Stabilized Communities includes stabilized operating communities in the Company's expansion markets of Denver, Colorado, and Southeast Florida, but excludes communities that are conducting or are probable to conduct substantial redevelopment activities.

Projected NOI, as used within this release for certain Development Communities and in calculating the Initial Year Market Cap Rate for dispositions, represents management’s estimate, as of the date of this release (or as of the date of the buyer’s valuation in the case of dispositions), of projected stabilized rental revenue minus projected stabilized operating expenses. For Development Communities, Projected NOI is calculated based on the first twelve months of Stabilized Operations following the completion of construction. In calculating the Initial Year Market Cap Rate, Projected NOI for dispositions is calculated for the first twelve months following the date of the buyer’s valuation. Projected stabilized rental revenue represents management’s estimate of projected gross potential minus projected stabilized economic vacancy and adjusted for projected stabilized concessions plus projected stabilized other rental revenue. Projected stabilized operating expenses do not include interest, income taxes (if any), depreciation or amortization, or any allocation of corporate-level property management overhead or general and administrative costs. In addition, projected stabilized operating expenses for Development Communities do not include property management fee expense. Projected gross potential for Development Communities and dispositions is generally based on leased rents for occupied homes and management’s best estimate of rental levels for homes which are currently unleased, as well as those homes which will become available for lease during the twelve month forward period used to develop Projected NOI. The weighted average Projected NOI as a percentage of Total Capital Cost ("Weighted Average Initial Projected Stabilized Yield") is weighted based on the Company’s share of the Total Capital Cost of each community, based on its percentage ownership.

Management believes that Projected NOI of the Development Communities, on an aggregated weighted average basis, assists investors in understanding management's estimate of the likely impact on operations of the Development Communities when the assets are complete and achieve stabilized occupancy (before allocation of any corporate-level property management overhead, general and administrative costs or interest expense). However, in this release the Company has not given a projection of NOI on a company-wide basis. Given the different dates and fiscal years for which NOI is projected for these communities, the projected allocation of corporate-level property management overhead, general and administrative costs and interest expense to communities under development is complex, impractical to develop, and may not be meaningful. Projected NOI of these communities is not a projection of the Company's overall financial performance or cash flow. There can be no assurance that the communities under development will achieve the Projected NOI as described in this release.

Redevelopment Communities are consolidated communities where substantial redevelopment is in progress or is probable to begin during the current year. Redevelopment is considered substantial when capital invested during the reconstruction effort is expected to exceed the lesser of $5,000,000 or 10% of the community’s pre-redevelopment basis and is expected to have a material impact on the operations of the community, including occupancy levels and future rental rates.

Redevelopment Communities include nine communities containing 3,396 apartment homes that are currently under active redevelopment as of March 31, 2019, with an expected Total Capital Cost of $159,000,000, of which $73,000,000 is remaining to invest.

Attachment 12

Rental Revenue with Concessions on a Cash Basis is considered by the Company to be a supplemental measure to rental revenue in conformity with GAAP to help investors evaluate the impact of both current and historical concessions on GAAP-based rental revenue and to more readily enable comparisons to revenue as reported by other companies. In addition, Rental Revenue with Concessions on a Cash Basis allows an investor to understand the historical trend in cash concessions.

A reconciliation of rental revenue from Established Communities in conformity with GAAP to Rental Revenue with Concessions on a Cash Basis is as follows (dollars in thousands):

TABLE 10
	Q1	Q1
	2019	2018
Rental revenue (GAAP basis)	$459,806	$444,495
Concessions amortized	217	1,602
Concessions granted	(283)	(675)

Rental Revenue with Concessions
on a Cash Basis	$459,740	$445,422

% change -- GAAP revenue		3.4%

% change -- cash revenue		3.2%

Stabilized Operations/Restabilized Operations is defined as the earlier of (i) attainment of 95% physical occupancy or (ii) the one-year anniversary of completion of development or redevelopment.

Total Capital Cost includes all capitalized costs projected to be or actually incurred to develop the respective Development or Redevelopment Community, or Development Right, including land acquisition costs, construction costs, real estate taxes, capitalized interest and loan fees, permits, professional fees, allocated development overhead and other regulatory fees, offset by proceeds from the sale of any associated land or improvements, all as determined in accordance with GAAP. Total Capital Cost also includes costs incurred related to first generation retail tenants, such as tenant improvements and leasing commissions. For Redevelopment Communities, Total Capital Cost excludes costs incurred prior to the start of redevelopment when indicated. With respect to communities where development or redevelopment was completed in a prior or the current period, Total Capital Cost reflects the actual cost incurred, plus any contingency estimate made by management. Total Capital Cost for communities identified as having joint venture ownership, either during construction or upon construction completion, represents the total projected joint venture contribution amount. For joint ventures not in construction, Total Capital Cost is equal to gross real estate cost.

Unencumbered NOI as calculated by the Company represents NOI generated by real estate assets unencumbered by outstanding secured notes payable as of March 31, 2019 as a percentage of total NOI generated by real estate assets. The Company believes that current and prospective unsecured creditors of the Company view Unencumbered NOI as one indication of the borrowing capacity of the Company. Therefore, when reviewed together with the Company’s Interest Coverage, EBITDA and cash flow from operations, the Company believes that investors and creditors view Unencumbered NOI as a useful supplemental measure for determining the financial flexibility of an entity. A calculation of Unencumbered NOI for the three months ended March 31, 2019 is as follows (dollars in thousands):

Attachment 12

TABLE 11
Q1 2019
NOI
NOI for Established Communities	$331,453
NOI for Other Stabilized Communities	44,948
NOI for Redevelopment Communities	22,040
NOI for Development Communities	1,443
NOI from real estate assets sold or held for sale	1,238
Total NOI generated by real estate assets	401,122
NOI on encumbered assets	36,157
NOI on unencumbered assets	$364,965

Unencumbered NOI	91%

Unleveraged IRR on sold communities refers to the internal rate of return calculated by the Company considering the timing and amounts of (i) total revenue during the period owned by the Company and (ii) the gross sales price net of selling costs, offset by (iii) the undepreciated capital cost of the communities at the time of sale and (iv) total direct operating expenses during the period owned by the Company.  Each of the items (i), (ii), (iii) and (iv) is calculated in accordance with GAAP.

The calculation of Unleveraged IRR does not include an adjustment for the Company’s general and administrative expense, interest expense, or corporate-level property management and other indirect operating expenses. Therefore, Unleveraged IRR is not a substitute for Net Income as a measure of our performance.  Management believes that the Unleveraged IRR achieved during the period a community is owned by the Company is useful because it is one indication of the gross value created by the Company’s acquisition, development or redevelopment, management and sale of a community, before the impact of indirect expenses and Company overhead.  The Unleveraged IRR achieved on the communities as cited in this release should not be viewed as an indication of the gross value created with respect to other communities owned by the Company, and the Company does not represent that it will achieve similar Unleveraged IRRs upon the disposition of other communities. The weighted average Unleveraged IRR for sold communities is weighted based on all cash flows over the investment period for each respective community, including net sales proceeds.